Exhibit 10.28

EXECUTION VERSION

21 JUNE 2016

JAVIER LOPEZ MADRID

FERROGLOBE PLC

SERVICE AGREEMENT

CONTENTS

CLAUSE		PAGE

1.	TERM AND JOB DESCRIPTION	1

2.	DUTIES	1

3.	SALARY	2

4.	BONUS AND LONG-TERM INCENTIVE ARRANGEMENTS	3

5.	TAXATION	4

6.	EXPENSES	5

7.	PENSION	5

8.	INSURANCE	5

9.	HOLIDAY	6

10.	SICKNESS AND OTHER INCAPACITY	6

11.	REPRESENTATIONS AND WARRANTIES	6

12.	OTHER INTERESTS	7

13.	SHARE DEALING AND OTHER CODES OF CONDUCT	8

14.	INTELLECTUAL PROPERTY	8

15.	DISCIPLINARY AND GRIEVANCE PROCEDURES	9

16.	TERMINATION	9

17.	RESIGNATION BY THE EXECUTIVE FOR GOOD REASON	12

18.	REMUNERATION POLICY, MALUS AND CLAWBACK	13

19.	SUSPENSION AND GARDENING LEAVE	13

20.	RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY	14

21.	POST-TERMINATION COVENANTS	15

22.	EXECUTIVE’S POSITION AS DIRECTOR	17

23.	WAIVER OF RIGHTS	17

24.	DATA PROTECTION	17

25.	EMAIL AND INTERNET USE	18

26.	COUNTERPARTS	19

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	19

28.	DEFINITIONS	19

29.	MISCELLANEOUS	20

SCHEDULE 1		1

THIS AGREEMENT IS MADE ON 21 JUNE 2016

BETWEEN

(1)	FERROGLOBE PLC, a company with registered number 09425113, which has its registered office at Legalinx Ltd., One Fetter Lane, London, EC4A 1BR (the Company); and

(2)	Javier Lopez Madrid of 30, Eaton Mews North, London, SW1X8AS (the Executive)

IT IS AGREED as follows:

1.	TERM AND JOB DESCRIPTION

1.1 The Executive shall be employed by the Company as Executive-Vice Chairman.

1.2 The Employment shall begin on the Effective Date. For statutory purposes, there is no previous period of continuous employment.

1.3 Subject to clauses 1.4 and 16 below, the Employment will continue until terminated by:

(a)	the Company giving the Executive 12 months’ written notice; or

(b)	the Executive giving the Company 6 months’ written notice.

1.4 Notwithstanding clause 1.3(a) above, prior to the third anniversary of the Effective Date, the Company shall be required to give the Executive the following written notice:

(a)	24 months’ written notice, if notice is given prior to the first anniversary of the Effective Date;

(b)	21 months’ written notice, if notice is given between the first and second anniversaries of the Effective Date; and

(c)	18 months’ written notice, if notice is given between the second and third anniversaries of the Effective Date.

2.	DUTIES

2.1 During the Employment, the Executive will:

(a)	diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any other Group Company;

(b)	comply with all Company rules, regulations, policies and procedures (including the Company’s code of business ethics) and those of any applicable Group Company from time to time in force;

(c)	comply with all directions lawfully and properly given to him by the Board;

(d)	unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which he is required to perform duties;

(e)	promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties; and

(f)	report to the Company and any applicable Group Company any matters of concern that come to his attention, or of which he is aware, in particular any acts of misconduct, dishonesty, breach of any of the Company or Group policies, including but not limited to the Code of Conduct or breach of any relevant regulatory rules committed, contemplated or discussed by any member of staff, contractor or other third party.

2.2 The Executive’s Working Hours shall be such hours as are required in the proper performance of his duties.

2.3 The Executive agrees, in accordance with Regulation 5 of the Working Time Regulations 1998 (the Regulations), that the provisions of Regulation 4(1) do not apply to the Executive, and that the Executive shall give the Company three months’ notice in writing if he wishes Regulation 4(1) to apply to him.

2.4 The Executive’s normal place of work is the Company’s headquarters in central London. The Company may from time to time reasonably require the Executive to base himself in other locations. New York City, Miami, other similarly major cities on the East Coast of the United States, Madrid, and Barcelona shall be considered reasonable locations for the purpose of this clause.

2.5 The Executive agrees to travel and work (both within and outside the United Kingdom) as may be required for the proper performance of his duties under the Employment.

3.	SALARY

3.1 The Executive’s initial Salary is £555,000 (five hundred and fifty-five thousand) (less any required deductions). The Salary will be reviewed annually during the Employment, with the first review to take place in 2017 with any increase effective 1 January 2017 thereafter. No Salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s Salary following a Salary review, but will not decrease it.

3.2 The Executive’s Salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments.

3.3 The Executive’s Salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

3.4 The Executive agrees that, pursuant to Part II of the Employment Rights Act 1996 the Company has the right to deduct from his Salary and/or bonus any amount owed to the Company or any Group Company by the Executive.

3.5 While the Executive’s normal place of work is outside of Spain, the Employee will be entitled to an annual expatriate benefits allowance equivalent to:

(a)	20% of the Salary per annum, plus, provided the Executive’s normal place of work is located in London, an exceptional allowance of a further 20% of the Salary per annum for the first 3 years of the Employment, and

(b)	20% of Salary per annum thereafter,

provided that any such allowance shall be determined in a manner consistent with the Company’s Remuneration Policy.

3.6 The Company shall comply with all administrative requirements, including (subject to that being the correct legal position in relevant jurisdictions) the making of any necessary applications, to ensure that the Executive pays employee’s national insurance contributions in the United Kingdom and is not required to pay social security contributions in any other jurisdiction with respect to the Employment.

4.	BONUS AND LONG-TERM INCENTIVE ARRANGEMENTS

4.1 The Company operates a long-term incentive plan, and the Executive is eligible to participate therein.

The term of vesting and the conditions of such vesting will be determined by the Company in a manner consistent with the Company’s Remuneration Policy and any such award will be governed by the rules of the relevant long-term incentive plan. The 2016 Remuneration Policy establishes a long-term incentive award with a target level of vesting (Target LTIP) of 200% of Salary. Any long-term incentive award will be non-pensionable.

4.2 The Executive is eligible for an annual bonus if objectives established by the Compensation Committee are met (Annual Bonus) in accordance with the Company’s Remuneration Policy. The Compensation Committee will set the target annual bonus opportunity (Target Annual Bonus) and the maximum bonus opportunity (Maximum Annual Bonus) applicable to an Annual Bonus. Under the 2016 Remuneration Policy, (i) the Target Annual Bonus for the Executive will normally be 100% of Salary; (ii) the Maximum Annual Bonus for the Executive is normally 200% of the Executive’s Target Annual Bonus; and (iii) in circumstances where there has been exceptional performance, the Maximum Annual Bonus for the Executive will be up to 500% of Salary. Any bonus payment will be non-pensionable.

4.3 Notwithstanding clauses 4.1 and 4.2, reflecting the special nature of the challenges of integrating two businesses, achieving working capital savings, maximising free cashflow and achieving cost synergies as soon as possible, the Company’s Compensation Committee has decided to rebalance for the 2016 incentives. The Target Annual Bonus will therefore be 215% of Salary for 2016, and the Maximum Annual Bonus will be 200% of the Executive’s Target Annual Bonus. For 2016, the Executive will be granted a reduced long-term incentive award with a Target LTIP of 115% of Salary.

4.4 In exceptional circumstances, and particularly in 2016 as set out above, the Compensation Committee may decide to change the weighting of the Target Annual Bonus and the long-term incentive plan benefits provided to the Executive. In 2017 and 2018, provided that the market conditions remain similar and subject to the Company’s Remuneration Policy, it is the Company’s intention (without being legally bound) that there will be no material reduction to the level of the aggregate of Target Annual Bonus and the Target LTIP (based on face value of shares at grant date) granted during each such financial year (Aggregate Incentive Awards). Any changes to the level of Aggregate Incentive Awards applicable generally to the Company’s Tier 1 Executives and Tier 2 Executives will not be considered a material reduction for the purpose of this clause.

5.	TAXATION

5.1 To the extent required by any applicable regulations, the Company shall make all necessary deductions of tax at source in respect of the Executive’s employment income and benefits in any applicable jurisdiction, including PAYE income tax and employee’s national insurance contributions in the United Kingdom.

5.2 Subject to the Executive providing full, correct and timely information to the Company, the Company shall apply any tax reliefs available to the Executive at source and shall cooperate with the Executive in making such applications to HM Revenue and Customs as may be required to obtain their approval to make adjustments in respect of overseas work day relief pursuant to section 690 of the Income Tax (Earnings and Pensions) Act 2003 or any other reliefs that may become available to the Executive in the future.

5.3 The Executive shall be entitled to direct the amount of payment of the Executive’s salary and cash benefits into two separate bank accounts as follows:

(b)	into a UK bank account; and

(c)	into a non-UK bank account with such sum to be paid in the currency (which the Executive may direct) equivalent of the sterling amount, based on the official exchange rate on the date of payment, and the Company will, in its discretion, bear administrative fees associated with such payment, provided that,

(i) unless until the Executive makes a direction, the entire earnings shall be paid into a UK bank account, and

(ii) the Company shall be under no obligation to comply with such a direction if the Company considers that the amount to be paid into the non-UK bank account would result in insufficient earnings to pay UK PAYE income tax, is otherwise not in compliance with applicable regulations, or the Compensation Committee by unanimity determines, based on the advice of its external independent advisers, that such payment into the non-UK bank account would materially prejudice the Company.

6.	EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to production of receipts or other appropriate evidence of payment.

7.	PENSION

7.1 Subject to clause 7.2 below, the Company will pay the Executive an annual allowance in lieu of a pension contribution on his behalf at a rate of 20% of his Salary from time to time. The allowance will accrue on a daily basis and will be payable in arrears (less any required deductions) in equal monthly instalments with the Executive’s Salary.

7.2 The Executive acknowledges that the Company may have an obligation to auto enrol him into a pension scheme and agrees that to the extent such an obligation exists and he does not opt out of the pension scheme, the Company may reduce the amount payable to him pursuant to clause 7.1 above by an amount equal to the contributions it is required to make to the pension scheme.

8.	INSURANCE

During the Employment, subject to the Executive’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will:

(a)	pay for the benefit of the Executive, his Spouse and any dependent children (as determined in accordance with the rules of the applicable scheme) subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force;

(b)	pay for the benefit of the Executive subscriptions to the Company’s permanent health insurance arrangements for the time being in force; and

(c)	pay for the benefit of the Executive subscriptions to the Company’s life assurance arrangements for the time being in force.

For the avoidance of doubt, the Executive will be liable for any income tax and employee’s national insurance contributions payable in respect of the provision of these benefits.

9.	HOLIDAY

9.1 The Executive is entitled to 25 working days’ paid holiday per calendar year during his Employment (plus bank and public holidays in England), to be taken at a time or times convenient to, and with prior approval from, the Company. The right to paid holiday will accrue pro-rata during each calendar year of the Employment.

9.2 Subject to clause 9.3 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.

9.3 On termination of the Employment, the Executive’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s Salary). If the Executive has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final Salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s Salary).

10.	SICKNESS AND OTHER INCAPACITY

10.1 Subject to the Executive’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full Salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks. Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

10.2 The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.

10.3 The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

11.	REPRESENTATIONS AND WARRANTIES

By entering into this Agreement the Executive represents, warrants and acknowledges to the Company that he is not subject to any contract of service or for the provision of services, any notice period or any restrictive covenant with a previous employer which would be breached by signing this Agreement and/or commencing his Employment with the Company and he is legally free from all agreements, arrangements or other restrictions seeking to restrict his right to compete with any person or to deal with or solicit clients or solicit, employ or engage employees of any person or in any way restricting him from entering into and performing the terms of this Agreement and he may join the Company to commence his duties on the Effective Date.

12.	OTHER INTERESTS

12.1 The Company acknowledges that the Executive has business interests other than those of the Company and that the Executive has declared any conflicts that are apparent as of the Effective Date. In the event that the Executive becomes aware of any conflicts of interest that may arise, he must disclose these to the Board together with any information or knowledge acquired or gained by him in any manner whatsoever whilst he continues in office which may be of value or which may be to the detriment of the Company or any of its subsidiary undertakings.

12.2 The Board confirms that it has given its consent to the continuation of the Employee’s material business interests (including current directorships) notified to the Board as of the Effective Date as detailed in Schedule 1.

12.3 Subject to clauses 12.4 and 12.5, during the Employment the Executive will not (without the Board’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.

12.4 Notwithstanding clause 12.3, the Executive may, subject to his duty as a director, hold:

(a)	an investment by way of shares or other securities in a business which is similar to or competitive with the Company of not more than 3% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) provided he has obtained prior written approval from the Board; and

(b)	investments in companies and executive directorships in unquoted companies which do not carry on a business similar to or competitive with any business for the time being carried on by the Company without restriction provided only that (i) such holdings and directorships are notified to the Board, (ii) there is, in the reasonable opinion of the Board, no conflict of interest between the Company and the Executive, and (iii) such holdings and directorships (including, but without limitation, in respect of their time commitment) do not, in the reasonable opinion of the Board, interfere with the Employment. Subject always to the Executive’s duty as a director, the obligation to notify the Board does not apply (x) if the Executive’s investment in any one business does not exceed £100,000 and the Executive has no active participation or involvement in the business of the entity in which the investment is made; or (y) if the Executive’s investment is in a mutual fund or any other form of undertakings for collective investment where the Executive has no active participation or involvement in the investment decisions (in this case, without any maximum amount).

12.5 Notwithstanding clause 12.3 above, during the Employment, the Executive may accept positions as a non-executive director (but, for the avoidance of doubt, not as a non-executive chairman) of another publicly listed company provided (i) he has obtained prior written approval from the Board, which shall not be unreasonably withheld, (ii) there is, in the reasonable opinion of the Board, no conflict of interest between the Company with respect to the proposed role, and (iii) such positions do not, in the reasonable opinion of the Board, interfere with the Employment. Depending on the Executive’s other external business activities at the time, the Board will normally consider two such non-executive director roles in other publicly listed companies to be reasonable. For the avoidance of doubt, (a) the Executive is not entitled to accept a position as an executive director in any company that is not a Group Company (except for those within the scope of clause 12.4(b) above), and (b) a role as advisor to any business shall be considered a non-executive director role of a publicly listed company for the purpose of this clause.

13.	SHARE DEALING AND OTHER CODES OF CONDUCT

The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of relevant regulatory bodies, including (a) Nasdaq Stock Market or any other exchanges on which the Company’s securities may be listed and (b) any applicable regulations on dealings in securities. The Executive acknowledges that compliance may require him to take appropriate steps to ensure that his connected persons (as defined in section 96B(2) of the Financial Services and Markets Act 2000) also comply with any such codes of conduct and regulations.

14.	INTELLECTUAL PROPERTY

It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which he is concerned or for which he is responsible might be improved and might, as part of such duties, originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist. Accordingly:

(a)	the Executive shall forthwith disclose full details of any Employee Works in confidence to the Company and shall regard himself in relation to any Employee Works as a trustee for the Company;

(b)	all intellectual property rights in any Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)	notwithstanding (b) above, the Executive assigns to the Company all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment;

(d)	the Executive hereby waives all moral rights as author under the Copyright Designs and Patents Act 1988 or any equivalent laws in respect of any Employee Works; and

(e)	the Executive agrees and undertakes that at any time during or after the termination of the Employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1 If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board within 7 days of that decision. The Chairman’s decision shall be final.

15.2 If the Executive has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board whose decision shall be final.

16.	TERMINATION

16.1 Either party may terminate the Employment in accordance with clause 1.3 or clause 1.4, as applicable.

16.2 In lieu of giving notice to terminate the Executive’s employment or at any time during any notice period under clause 1.3 or clause 1.4, as applicable (following service of notice either by the Executive or the Company), the Company may in its absolute discretion (but is not obliged to) terminate the Executive’s employment with immediate effect and, subject to clause 16.5 make a payment in lieu of notice (the Payment in Lieu) within 28 days of the Termination Date of an amount equal to:

(a)	the basic Salary which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 1.3 or clause 1.4, as applicable if notice had been given on the date that the Employment was terminated with immediate effect (or, if notice has already been given, during the remainder of the notice period) (the Unserved Notice Period); and

(b)	the pension allowance the Executive would have been entitled to receive in the Unserved Notice Period. For the avoidance of doubt, where the Unserved Notice Period covers multiple years then the Executive will be entitled to a payment in lieu of a pension allowance applicable for the year in which the Termination Date occurs;

(c)

the bonus(es) the Executive would have been entitled to receive in the Unserved Notice Period, calculated in each case, by way of an average of Annual Bonuses awarded (including the value of any deferred portion thereof on the date of the award) to the Executive by the Company in respect of the last three completed financial years immediately prior to the Termination Date

(provided that (i) if the Termination Date occurs before the third anniversary of the Effective Date, the average shall mean the amount of the Annual Bonuses awarded since the Effective Date divided by the number of Annual Bonuses awarded, and (ii) if during the period between the Effective Date and the Termination Date, the Company has not awarded any Annual Bonus (other than as a result of failure to satisfy the applicable performance conditions), the average shall be determined by reference to the mid-point between the threshold opportunity (at which the lowest level of Annual Bonus is payable) and the Target Annual Bonus, and by reference to the Salary on the Termination Date). In all cases, the average amount calculated under this sub-clause shall be proportionately adjusted for the length of the Unserved Notice Period; and

(d)	the cost to the Company of the benefits consisting of (i) those provided pursuant to clause 8 the Executive would have been entitled to receive during the Unserved Notice Period, and (ii) if an allowance under clause 3.5 is being paid at the time of the Termination Date, an annual expatriate benefits allowance equivalent to 20% of Salary pro-rated for the length of the Unserved Notice Period but not exceeding six months.

For the avoidance of doubt, the Executive will remain bound by the post-termination covenants set out in clause 21.

16.3 In the event the Employment is terminated by resignation by the Executive for Good Reason (as defined in clause 17), the Company will make an immediate payment of a liquidated sum to the Executive of an amount equal to the Payment in Lieu (described in clause 16.2) that would be applicable at that time. The liquidated sum shall be subject to such deductions as the Company may be required to make and shall be made in full and final settlement of any claims (other than statutory claims) the Executive may have against the Company or any Group Company arising from the employment or the termination thereof. In consideration for this payment, the Executive agrees to remain bound by the post-termination covenants set out in clause 21.

16.4 For the avoidance of doubt:

(a)	the Payment in Lieu or the liquidated sum will not include any amount in respect of any other amount or benefit envisaged under this Agreement; and

(b)	the Executive will not be entitled to receive any payment in addition to the Payment in Lieu or the liquidated sum in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu or the liquidated sum is made.

16.5 The Company may determine in its absolute discretion that up to one-third of the Payment in Lieu under clause 16.2 or the liquidated sum under clause 16.3 will be payable in equal monthly instalments on the normal payroll dates over a 12 month period following the Termination Date.

16.6 The Payment in Lieu shall be subject to such deductions as may be required by law and shall be made in full and final settlement of any claims (other than statutory claims) the Executive may have against the Company or any Group Company arising from the employment or the termination thereof.

16.7 The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) for Cause. Cause means if the Executive:

(a)	commits any repeated breach (provided that the Company has notified the Executive of such breach and if capable of cure, the breach has not been cured within 30 days following receipt of the notice) or any serious breach of any of his obligations under this Agreement or his Employment;

(b)	provides materially false or misleading information about himself or his previous employment history or omits to divulge material factors relevant to his suitability for the Employment;

(d)	is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(e)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(f)	is charged with a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(g)	is disqualified from acting as a director of a company by order of a competent court;

(h)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors, has an interim order made against him under Part VIII of the Insolvency Act or has an administration order made against him under the County Courts Act 1984; or

(i)	resigns his directorship of the Company or any Group Company (other than at the explicit request of the Board).

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

16.8 The Company may terminate the Employment even when, as a result, the Executive would or may forfeit any entitlement to benefit under the permanent health insurance arrangements referred to in clause 8 or to sick pay under clause 10, save that the Company will not terminate the Employment solely on grounds of the Executive’s ill health where such an entitlement or benefit would be forfeited.

16.9 On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:

(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)	immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do anything to give effect to his resignation from office; and

(c)	immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.

16.10 The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

16.11 Any long-term incentive awards, including deferred bonus awards, held by the Executive under the Company’s long-term incentive plan on the Termination Date will be treated in accordance with the applicable rules of the plan.

17.	RESIGNATION BY THE EXECUTIVE FOR GOOD REASON

17.1 For the avoidance of doubt, the Executive may resign from the Employment at any time under any of the following circumstances (each a Good Reason):

(a)	the Company’s material failure to comply with the clauses of this Agreement, provided that the Executive has submitted a written notice of such failure to the Board and the failure is not cured within 90 days following receipt of the notice;

(b)	the overall compensation (including Salary, Aggregate Incentive Awards, pension and other benefits) granted to the Executive by the Company in a given financial year is materially reduced from the preceding financial year, unless such reduction (i) is applied generally to the Company’s Tier 1 and Tier 2 Executives and (ii) is a result of substantial changes in the market conditions affecting the Company. For the avoidance of doubt, both (i) and (ii) need to be met;

(c)	his duties or responsibilities are substantially altered;

(d)	as a result of long-term sickness he is unable to carry out his duties and his entitlements under clause 10 have ceased;

(e)	he ceases to report to the Board or the Executive Chairman of the Company (or of any holding company of the Company, if applicable); or

(f)	the Company’s headquarters are relocated outside the United Kingdom (and not to New York City, Miami, similarly major cities on the East Coast of the United States, Madrid or Barcelona).

18.	REMUNERATION POLICY, MALUS AND CLAWBACK

18.1 Notwithstanding any other provision of this Agreement, the Executive acknowledges and agrees that the payment of any amount or provision of any benefit to him is conditional upon such payment or provision being consistent with the Company’s Remuneration Policy. Any provision of this Agreement which is not consistent with the Company’s Remuneration Policy shall be void and the Executive shall have no entitlement to compensation or damages in respect of any loss suffered in consequence thereof.

18.2 The Executive acknowledges that in order to comply with UK corporate governance standards the discretionary bonus arrangements and share incentive plans operated by the Company from time to time (the Plans) include, or may in the future include, provisions which in certain circumstances allow for the reduction of amounts payable to the Executive and/or for the Executive to repay to the Company all or part of any amounts received by him pursuant to those Plans. The Executive hereby agrees to be bound by such provisions of the Plans both during and following the Employment and, without prejudice to clause 3.4, acknowledges the right of the Company to deduct from any amount payable to him any amount he owes to the Company or any Group Company pursuant to the Plans.

19.	SUSPENSION AND GARDENING LEAVE

19.1 Where notice of termination has been served by either party whether in accordance with clause 1.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period (“Gardening Leave”) and may require him:

(a)	not to attend any premises of the Company or any other Group Company;

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships);

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company;

(d)	to take any holiday which has accrued under clause 9 during any period of suspension under this clause 19.1;

(e)	to deliver promptly to the Company all papers, Confidential Information and property relating to the business of the Company or any Group Company which is in his possession or under his control (including, for the avoidance of doubt, any shares held by him as nominee for any member of the Group);

(f)	not to compete with the Company or any Group company; and/or

(g)	not to do any act or thing or make or cause to be made any statement reasonably likely to damage the business or reputation of the Company or any Group Company and the Executive must use all reasonable efforts to ensure that his Spouse does not do any such act or thing or make or cause to be made any such statements.

19.2 For the avoidance of doubt, the Executive’s entitlement to the annual bonus (clause 4) shall continue during any period of Gardening Leave. To the extent that the Executive is required not to attend work or otherwise carry out his Duties during any period of Gardening Leave, the Company agrees that his Annual Bonus entitlements shall not be adversely affected and he shall receive such sums as he would have received had he remained at work and/or performing his duties calculated by way of an average of the last three years’ bonus awards (or an average across the Executive’s length of service, if lower than 3 years).

19.3 The provisions of clause 12.2 shall remain in full force and effect during any period of suspension under clause 19.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company and remain available to perform such duties and/or exercise such powers, authorities and discretions (if any) when called upon by the Company to do so during any period of suspension under clause 19.1.

Any suspension under clause 19.1 shall be on full Salary and benefits (save that the Executive shall not be entitled to earn or be paid any bonus during any period of suspension).

19.4 The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full Salary and benefits.

20.	RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY

The Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information or information which the Executive knew or ought reasonably to have known to be confidential, concerning the business or affairs of the Company or any Group Company or any of its or their customers.

The restrictions in this clause shall not apply:

(a)	to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;

(b)	to any disclosure of information which was known to, or in the possession of, the Executive prior to his receipt of such information from the Company or any Group Company whenever so received;

(c)	to any disclosure of information which has been conceived or generated by the Executive independently of any information or materials received or acquired by the Executive from the Company or any Group Company;

(d)	to any disclosure or use authorised by the Board or required by the Employment or by any applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes provided that the Executive promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;

(e)	so as to prevent the Executive from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Employment is ended; or

(f)	to prevent the Executive making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

21.	POST-TERMINATION COVENANTS

21.1 In order to protect the confidential information, trade secrets and business connections of the Company and any Group Company to which the Executive has access as a result the Employment, the Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity: -

(a)	for the period of (subject to clause 21.2 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the period of 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Executive had business dealings during the course of the Employment in that period. Nothing in this clause 21.1(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(b)	for the period of (subject to clause 21.2 below) 12 months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the period of 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Executive had business dealings during the course of the Employment in that period. Nothing in this clause 21.1(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(c)	for the period of (subject to clause 21.2 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial or technical capacity and with whom the Executive had business dealings during the course of the Employment in the 12 month period immediately prior to the Termination Date;

(d)	for the period of (subject to clause 21.2 below) 12 months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in the United Kingdom, United States of America, or such other country in which a Major Division operates as at the Termination Date, which is or is about to be in competition with the business of the Company or any Group Company as at the Termination Date with which the Executive was actively involved (including in an oversight capacity as a director of the Company) during the 12 month period immediately prior to the Termination Date. A Major Division means a division or business carried on as at the Termination Date by the Company or any Group Company which accounts for at least 20% of the Group’s revenues or 20% of the Group’s profits and with which the Executive was actively involved during the six month period to the Termination Date. The provisions of this clause 21.1(d) shall not, at any time following the Termination Date, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

21.2 The period during which the restrictions referred to in clauses 21.1(a), (b), (c) and (d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 19.1.

21.3 The Executive agrees that if, during either the Employment or the period of the restrictions set out in 21.1(a), (b), (c) and (d) inclusive (subject to the provisions of clause 21.2), he receives an offer of employment or engagement, he will provide a copy of clause 21 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

21.4 The Executive warrants that the covenants contained in this clause are reasonable and necessary to protect the Company and any Group Company legitimate business interests.

21.5 Each of the restrictions in this clause is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

21.6 The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company that the Company may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses 21.1(a), (b), (c) and (d) inclusive (or such as may be appropriate in the circumstances).

22.	EXECUTIVE’S POSITION AS DIRECTOR

22.1 The Executive’s duties as a director of the Company or any other Group Company, as applicable are subject to the Articles of Association of the relevant company for the time being.

22.2 The Company shall provide and maintain for the benefit of the Executive directors’ and officers’ liability insurance coverage in respect of the period for which the Executive is a director of the Company or any Group Company and for a period of not less than six years following the Termination Date at such level as the Company (or any Group Company as applicable) maintains such cover for its directors generally.

23.	WAIVER OF RIGHTS

If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

24.	DATA PROTECTION

24.1 The Executive consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)	performing its obligations under this Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and social security (including national insurance) obligations;

(b)	the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(c)	processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)	transferring data to countries outside the European Economic Area for the purposes of maintaining comprehensive records and conducting analyses of the Group-wide employee population, in particular in the United States of America.

24.2 The Executive explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)	where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;

(b)	where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of disciplinary investigation and/or action by the Company or any Group Company;

(c)	for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)	for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.

25.	EMAIL AND INTERNET USE

25.1 In accordance with the Company Policy and within the bounds of the law, the Company reserves the right to monitor the Executive’s electronic communications on a regular basis (including during any notice period, if applicable) and to monitor and record logging and traffic information as well as actual content (including the content of personal email and internet sites visited) in the Company’s legitimate business interest, for example security or disciplinary reasons. All documents, communications and other files created, sent or received on email or through the internet or intranet are the Company’s property.

25.2 Upon request by the Company, the Executive must give the Company access to his Company PC, laptop, Blackberry or other electronic device provided by the Company. Failure to comply with such a request will be regarded as a serious breach by the Executive and may result in disciplinary action being taken against him, including dismissal without notice or pay in lieu of notice.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this agreement by e-mail or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

28.	DEFINITIONS

In this Agreement the following expressions have the following meanings:

2016 Remuneration Policy means the Remuneration Policy that is subject to approval by the Company’s shareholders at the 2016 Annual General Meeting;

Board means the board of directors of the Company or a duly constituted committee of the board of directors;

Compensation Committee means a compensation committee of the Board;

Civil Partner has the same meaning as in the Civil Partnerships Act 2004;

Confidential Information means any information relating to the business, customers, transactions, processes, products, know-how, secrets or affairs of the Company, or any Group Company received or acquired by the Executive in pursuance of his duties under this Agreement or any information which is specified as confidential by the Company or a Group Company. Without prejudice to the pregoing generality; Confidential Information also applies to information concerning:

(a)	the markets, customers and potential markets and customers of the Company or any Group Company;

(b)	the pricing policy, costs of products and services to the Company or any Group Company;

(c)	the profits turnover, profit margins, business expectations, budgets, business plans or any other similar financial information of the Company or any Group Company;

(d)	technical data or know-how relating to the business carried on by the Company or any Group Company;

(e)	research projects of the Company or any Group Company; and

(f)	administrative, managerial, employment or other internal policies of the Company or any Group Company or the relations of the Company or any Group Company with customers, suppliers, competitors, the business community or the general public.

Effective Date means 1 January 2016;

Employment means the Executive’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company, any holding company and any subsidiary of the Company or any holding company (as defined in the Companies Act 2006) and Group shall be defined accordingly;

Remuneration Policy means the remuneration policy of the Company most recently approved by shareholders in accordance with section 439A of the Companies Act 2006;

Salary means the salary referred to in clause 3.1 as increased from time to time;

Spouse means the person to whom the Executive is married and shall include a Civil Partner. For the avoidance of doubt, references to ‘marry’, ‘married’ and ‘marriage’ throughout shall be deemed to include a registered Civil Partnership and entering into or being in a registered Civil Partnership;

Termination Date means the date of termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement);

Tier 1 Executives means executive directors and chief executive officer (if not a director) of the Company;

Tier 2 Executives means executive officers, including chief financial officer and chief legal officer, and deputy executive officers of the Company (including, for the avoidance of doubt, the deputy chief executive officer of the Company); and

Working Hours has the meaning given to it by clause 2.2.

29.	MISCELLANEOUS

29.1 This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.

29.2 The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

29.3 Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

29.4 Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

29.5 This Agreement is governed by, and shall be construed in accordance with, the laws of England. The Courts of England shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement.

SIGNED as a DEED and	)
DELIVERED by	)
JAVIER LOPEZ MADRID	)

/s/ Javier Lopez Madrid

in the presence of )
Name: CLARA INÉS CERDÁN MOLINA
Address: Alcalá 79, Madrid, 28009

/s/ Clara Inés Cerdán Molina

SIGNED for and on behalf of	)
FERROGLOBE PLC	)

/s/ Javier Monzón

JAVIER MONZÓN

Chairman

Compensation Committee

SCHEDULE 1

Schedule of Executive’s Material Business Interests

and Current Directorships1 as of Effective Date

Consented by the Board

Material business interests and directorships

•	99% shareholding in Siacapital (Financiera Siacapital, S.L. And Siacapital Management, S,A.) and 25% shareholding in Tressis (Tressis Sociedad de Valores, S.A.).

•	Non-executive Chairman of both Siacapital and Tressis.

•	29% indirect interest in Aurinka (Aurinka International, S.L.), a company with common interest with Ferroglobe in the Ferrosolar Project, as previously disclosed to the Board (February and April 2016 meetings).

•	Co-Managing Director of the family holding GVM (Villar Mir Group) and board member of other two GVM’s controlled companies: OHL (Obrascon Huarte Lain, S.A.) and Fertiberia, S.A.

[1]	This list does not include director position in subsidiaries of Ferroglobe PLC.